CREATOR CAPITAL LIMITED1

MANAGEMENT DISCUSSION AND ANALYSIS

For the Quarter ended September 30, 2013

DATED: AS AT November 15, 2013

The following discussion and analysis, prepared as of November 15, 2013, should be read together with the Unaudited Consolidated Financial Statements for the Nine Month year-to-date Quarter ended September 30, 2012 and the with the audited financial statements and related notes and Management Discussion and Analysis for the year ended December 31, 2011, with the related notes.  These interim financial statements for the Quarter ended September 30, 2012 have been prepared in accordance with IAS 34, “Interim Financial Reporting of the International Financial Reporting Standards (known as “IFRS).  The business operations of Creator Capital Limited are conducted in United States Dollars and therefore, all amounts herein are stated in United States Dollars unless otherwise indicated.

Beginning with the Nine Month Year-to-date Quarter ended September 30. 2008, the Company’s financial documents are available on SEDAR at www.sedar.com.  All the Company’s United States of America Filings with the Securities and Exchange Commission are available on EDGAR.  Additionally, all these documents are available on the Company’s website at www.creatorcapital.com.

FORWARD LOOKING STATEMENTS

In the following discussion and description of the Company’s experiences during the past financial period, there are certain forward-looking statements.  They include, but no limited to, information pertaining to the Company’s financial and operating activities, plans and objectives of the and assumptions regarding the Company’s future performance.  Forward looking statements may include the words such as “anticipates”, “believes”, “continues”, “estimates”, “expects”, “indicates”, “intends”, “may”, “may impact”, “may increase”, “plans”, “suggests”, “should” and like expressions, or such future or conditional verbs as “will”, “should”, and “could”.  Such forward looking statements are based upon current expectations and various factors and assumptions.  As such, these forward looking statements are subject to risks and uncertainties.

Forward looking statements, by their nature, involve numerous assumptions.  Many factors that are beyond the Company’s and Management’s control may cause actual results to differ materially from any expectations expressed in such forward looking statements,  Such factors include, but are not limited to, the general and economic conditions in the various countries and worldwide changes in economic and political conditions and legal developments as they may impact upon airline legislation, the level of competition, the occurrence of weather-related and other natural catastrophes, changes in the accounting standards and policies worldwide, technological developments, unexpected changes in consumer spending and behavior, and Management’s ability to anticipate and manage the risks associated with these factors.  Please note the preceding list is only a summary and is not exhaustive of all possible influencing factors.  These and other factors must be considered carefully.  Any, all, or a combination, of such factors could cause the Company’s actual results to materially differ from the expectations opinioned in any and all forward looking statements.

Where the future may be contemplated, expectations assume a prolonged economic uncertainty that includes the declining global economy, as well as the declining economies of those countries in which the Company has clients, influenced by a declining cost of money, lower energy and commodity prices.

The Company does not provide any assurance that any of the forward looking statements will materialize.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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COMPANY

Creator Capital Limited ("CCL" or the "Company"), formerly known as Interactive Entertainment Limited ("IEL"), was incorporated pursuant to the laws of the Province of British Columbia on January 28, 1981 under the name Tu-Tahl Petro, Inc.  On May 10, 1990, the Company changed its name to Creator Capital Inc.  The Company was reincorporated through the continuance of its corporate existence from the Province of British Columbia to the Yukon Territory on July 15, 1992.  On January 23, 1995, the Company changed its name to Sky Games International Ltd. (“SGI”).  Effective February 22, 1995, the Company continued its corporate existence from the Yukon Territory to Bermuda as an exempted company under the Companies’ Act 1981 (Bermuda) (the “Bermuda Act”).  In June 1997, the Company changed its name to Interactive Entertainment Limited following consummation of a series of amalgamations.  Pursuant to a Special Resolution passed by shareholders at the September 19, 2000 Annual General Meeting, the Company changed its name to Creator Capital Limited.  At the 2010 Annual General Meeting the Shareholders approved a Special Resolution to change the name of the Company to Fireflies Environmental Limited.  At the 2011 Annual General Meeting the shareholders approved the returning the Company name to Creator Capital Limited.

The Company is publicly quoted on the NASD Over the Counter Bulletin Board in the United States of America

BUSINESS OF THE COMPANY

CCL's business is focused on providing inflight gaming software systems and services by developing, implementing and operating a computer-based interactive video entertainment system of gaming and other entertainment activities on, but not limited to, the aircraft of international commercial air carriers.  The Company offers two suites of entertainment: Sky Play® - a catalogue of popular interactive amusement games, and Sky Games® an inflight Gaming system consisting of the more popular casino games.  CCL also provides customization services on all CCL software and assist clients in creating an alternative “non-ticket” based revenue stream.

At the 2010 Annual General Meeting the Shareholders approved a Special Resolution to change the name of the Company to Fireflies Environmental Limited.  Being the name change is not relevant to the Company’s business; at the 2011 Annual General Meeting the Company received shareholder approval cancelling the name change.

Through to September 30, 2012, CCL’s activities continue to focus on 1) Continuing the redesign and development of the Sky Games® Inflight Gaming Software System.  2) Continuing the management and support of the Sky Play® Interactive Amusement Games business.  3) Seeking new and updated games for inclusion in the Sky Play® Interactive Amusement Games Catalogue.  In 2012 Sri Lankan Airways has retired its airplane on which Sky Play® was installed.  As at the Interim Period end, there are no clients for either SkyGames nor SkyPlay.

The Product

1.

Sky Play®

Sky Play® PC Interactive Games offers airlines the choice of up to 19 amusement games.  Unlike Nintendo-style games, which are designed to keep the player challenged and interested over long periods of time, and which generally require player skill developed over a period of time, CCL has selected and developed the Sky Play® amusement games which have very simple rules, are already well known or easy to learn, and are very simple to play.  Games are licensed to airlines for a monthly license fee on a per game, per aircraft basis.

The U.S. Patent and Trademark Office granted CCL the following federal registrations:

   November 5, 2002

            “Sky Play®” Logo and name

   July 8, 2003

            “Sky Play® International”  “We Make Time Fly” and Design

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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2.

Sky Games®

The U.S. Patent and Trademark Office granted CCL the following federal registrations:

April 14, 1998

“Sky Games®” logo and the slogan "We Make Time Fly"

August 26, 2003

“Sky Games® International” “We Make Time Fly” and Design

February 21, 2006

“Casino Class”

July 4, 2006

“Casino Class” “We Make Time Fly” and Design

February 24, 2006

“Sky Casinos International”  “We Make time Fly” and Design

The costs of these registrations were expensed in the period they were recorded.

The Industry

According to Boeing Company's 2012-2031 Current Market Outlook (“CMO”) annualized world GDP is forecast to grow at an average of 3.2% per year over the next 20 years, a decrease of 0.1%.  The report noted that, the total market potential for new commercial airplanes is 34,000.  Over the long term, CCL believes these forecasts represent a substantial market for In-flight Entertainment (“IFE”) systems and in-flight content over the long-term.  CCL’s financial performance is dependent on the environment in which its business operates.  During the second half of 2008, global economic growth slowed as the US entered a recession.  As the global economic growth entered the recession it was assumed it would slow market growth over the next couple of years.  However, the CMO noted recent data suggests the global economy is recovering with the emerging economies, led by China, and are expanding at a moderate rate.

Boeing has observed the resilience that global airline markets have shown over time as the industry has reliably returned to its long term annual passenger traffic growth of 5.0%, and air cargo growth of 5.2%, over the next 20 years. This growth was founded on world economic growth of 3.3% and further stimulated by liberalization of market regulations in many countries. It is tempered by the high oil prices, price volatility caused by generalized EU economic unrest as well as general unrest in the Middle East and the Far East.

The introduction and acceptance of portable (non-embedded or installed) IFE units is growing steadily.  The positive impact of these portable IFE units/systems is the trend towards lighter, less expensive IFE architecture, with the focus of such architecture being the individual seating area of each passenger.  Boeing estimates 60% of all new planes will be single aisle sized, reflecting the growth in emerging markets, and the continued expansion of law cost carriers.

Looking ahead, the Asia-Pacific, Latin America and the Middle East to Asia regions’ traffic are growing at the fastest rates of 7.2%, 6.7% and 6.5%, respectively.  Boeing’s CMO 2013 predicts that emerging and developing economies will account or 72% of global growth through 2031.  Their share of real global GDP will increase from 30 to 44%.  Markets in Asia-Pacific have powerful combinations of large economies, rapid economic growth, and liberalizing markets.  These figures are a positive factor in CCL’s continuing strategy for initially targeting airlines in the Asia Pacific region.

Regional traffic trends are an important factor in CCL’s marketing strategies.  According to the Boeing CMO  annual passenger traffic will grow by 7.2 % in the Asia Pacific region; 4.8% in the Transpacific Region; 3.8% within North America; 3.5% within Europe; 5.1% within Latin America; 4.8% in Africa.

The introduction and acceptance of portable (non embedded or installed) IFE units is growing steadily.  The positive impact of these portable IFE units/systems is the trend towards lighter, less expensive IFE architecture, with the focus of such architecture being the individual seating area of each passenger.  Boeing has the strengthening trend toward smaller twin-aisle airplanes in the future is driven by passengers who prefer to travel directly between their points of origin and destination.

Looking ahead, the Asia-Pacific, Latin America and the Middle East to Asia regions’ traffic are growing at the fastest rates of 7.0%, 6.7% and 7.2% respectively.  Boeing’s CMO 2009 predicts that the Asia-Pacific (including within China) will become the largest internal market over the next 20 years, overtaking the market within North America.  Markets in Asia-Pacific have powerful combinations of large economies, rapid economic growth, and liberalizing markets.  These figures are a positive factor in CCL’s continuing strategy for initially targeting airlines in the Asia Pacific region.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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Regional traffic trends are an important factor in CCL’s marketing strategies.  According to the Boeing CMO  annual passenger traffic will grow by 6.8 % in the Asia Pacific region; 5.1% in the Transpacific Region; 2.3% within North America; 4.0% within Europe; 6.7% within Latin America; 4.6% in Africa.

An observation by Sally Gethin in her March 2007 article in Aircraft Interiors International “All bets are off?” confirms CCL’s research and conclusions regarding the potential of Gaming on International airlines:  She states that gaming is a numbers game:  “Gambling over existing airline IFE systems could provide phenomenal returns for airlines – higher even than existing games offered on board according to research conducted by IMDC, which provides forecasting and surveys for airlines and IFE manufacturers.”

Gethin also quotes the 1995 Department of Transportation report to the US Congress that states that potential earnings of US$1 million per aircraft per annum are indeed possible.

Gethin also mentions CCL in the article under its former name; “During the 1990s, a company called IEL offered low stakes in-flight gambling to the international airline business and worked with Singapore Airlines to install the necessary software. This was short-lived due to incompatibility issues with the software and the IFE hardware, which impacted upon reliability.”  Such incompatibilities no longer exist.  Technology has improved to the point of offering not only much more sophisticated, embedded hardware, but also the very viable option of portable units.  Such portability echoes of CCL’s initial concept of a portable gaming device, which could be issued on the aircraft in exactly the same manner as the portable IMS Pea in the Pod and the DigePlayers are issued today.

Competition

There are currently four companies supplying the in-flight interactive PC games marketplace:  Creator Capital, DTI, Nintendo, and Western Outdoor Interactive.

IMDC (an airline consulting firm specializing in cabin and communication technologies) reports that there are three main types of interactive software packages offered by games suppliers; games; gambling software, and educational software.  Not all suppliers supply in all three areas.  CCL currently offers games and gambling software.

Market and Marketing

In the very competitive airline market, airlines are seeking a distinctive, competitive edge to attract and retain paying customers.  Entertainment and service systems form a part of the airlines’ current business strategy.  CCL believes that the principal benefit of its product to the airlines is the ability to enhance entertainment offerings to passengers.  IFE systems are capital intensive; however, providing passenger service and comfort, especially for first and business class travelers, is a major area of competition for airlines.  The target market for Sky Play® has been domestic and foreign airlines, which have committed to the purchase of, or already have installed IFE systems.

CCL's primary target market remains the Asian and Pacific Rim airlines whose passengers, with certain exceptions, generally have a broad cultural acceptance of gaming.  The Company also believes that the Latin American markets also hold significant potential.

CCL believes that the principal benefits of its product to the airlines will be passenger satisfaction and airline participation in a potential alternate “non-ticket” revenue stream.  IFE systems are capital intensive; however, providing passenger service and comfort, especially for first and business class travelers, is a major area of competition for airlines. The Company believes that new methods of increasing revenues while providing a high level of service will be seriously considered by the airlines; however, there can be no assurance that in-flight gaming will be among the alternatives considered by airlines.  Although the system is designed for gaming using currency, the system could be adapted to "pay-for-play" mode in those circumstances where gaming utilizing currency is not legal and that a system utilizing frequent flyer credits and other rewards can be integrated as part of the gaming program.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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Any Sky Games contract would be based upon CCL receiving expects to derive its income from a split of gaming revenues with the airline.  The Company does not anticipate selling its gaming products in order to generate revenue.  Airlines will receive a percentage of net revenue generated by Sky Games® on their respective flights.  Passenger payouts and certain direct operating costs will be deducted from revenue and the "win" will be split on a negotiated basis.  Airlines have utilized similar revenue-sharing arrangement with other product/service providers, such as in-flight communication companies (e.g. GTE Airfone).  CCL would provide certain training, banking, accounting and administrative functions.  The airline will provide the aircraft, the equipment, the passengers and in-flight personnel.  Subsequent to the Singapore Airlines venture of 1995, the CCL has not negotiated any other airline agreements.

CCL is currently reviewing its future strategies in the airline market by researching and evaluating the process of developing several new games for the Sky Play® PC Interactive Games Catalogue, while updating some of the current games.  This will enable CCL to offer current client fresh material, while affording an opportunity to re-visit previous clients and potential new clients.    CCL is also currently re-evaluating and redesigning the Sky Games®®   In-flight Gaming System in order to ensure its smooth integration in to the newer, more sophisticated IFE hardware platforms being developed an introduced to the Airline Industry today.

Major Customers

The Company’s Sky Play® customer was Sri Lankan Airways. Until the Second Quarter of 2012, Sri Lankan Airways operated an airplane which had the Sky Play games installed.  That airplane was retired.  As of September 30, 2013 the Company has no clients.

The World Economy

As with all businesses selling products during these current unstable economic times, the short-term will be very challenging.  Economic forecasts are being constantly challenged with the slow and erratic effort of the Worldwide Economy to recover from the Recession.  Being involved in the airline industry, with its volatile economic fluctuations, the period of time it takes for the Global economy to climb out of the Worldwide Recession may be longer than the Company’s business can financially survive.  With all of Revenues generated in the Asian Region, the Company’s business is subject to that volatile region’s ability to recover.

DISCUSSION OF OPERATION AND FINANCIAL CONDITION

Nine Month Interim Period Ended September 30, 2013 with comparatives to the Nine Month Interim Period Ended September 30, 2012:

REVENUES

Revenue consists of fees generated from the licensing of the Sky Play® PC based amusement games to the Airline Industry.  Airline clients install the games on their inflight entertainment systems (IFE) as part of the inflight entertainment offered to passengers.  Operations revenue for the Nine Month Interim period ended September 30, 2013 was $nil compared to $nil for September 30, 2012.  With Sri Lankan Airways retiring the airplane on which the Sky Play games were installed during the 2012 Period , there no clients using the Sky Play games.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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COSTS

GENERAL AND ADMINISTRATION

	9 month Interim period ended September 30, 2012	9 month Interim period ended September 30, 2013

Administration	26,421	21,265
Bank Charges	456	371
Filing Fees & Dues	8,663	10,048
Investor Relations	1,461	1,172
Office	10,026	11,289
Research	31,946	0

TOTAL GENERAL AND ADMINISTRATION	78,973	44,145

General and administrative expense has decreased for the period ended September 30, 2013 to $44,145 from the 2011’s expense of $78,973.  The Research expense was incurred in the research and initial due diligence efforts for a potential new business project.  This effort proved the project not of benefit to the Company.

FOREIGN EXCHANGE

The US-Canadian currency exchange rate of 1.0115 at September 30, 2013 is not much of a change from the 1.000 at September 30, 2012.

INTEREST

On the Interest bearing Notes Payable, the Interest charges incurred for the nine months Interim period ended September, 2013 was $14,760 as compared to $15,445 for September 30, 2012.  An adjustment in 2012 for accrued finance charges on accounts payable is reflected in the total decrease of $685.

CONSULTING

Consulting and services expenses remained the same at $31,500 for both Periods.

PROFESSIONAL

Legal Costs  and accrued Audit Fees are grouped in this category.  The Legal expense for the nine months Interim period ended September 30, 2012 was $2,627 for the past AGM documentation.  The accrued audit fees were reduced from $10,500 for the 2012 period to $9,000 for the 2013 period.

RESEARCH

In an effort to seek other business opportunities the Company incurred costs for research and initial due diligence efforts. This effort proved the potential new business project not of benefit to the Company.

SALES AND MARKETING COSTS

The Marketing expense for period ended September 30, 2013 was $675 compared to $511 for 2012.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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RELATED PARTY TRANSACTIONS

For the Period the aggregate compensation paid or accrued by the Company and its subsidiaries to any and all directors and officers was $nil.

A company controlled by management (the owner being Rex E. Fortescue, the father of the Company’s President) of the Company provides to the Company.   During the Period ended September 30, 2013, the Company incurred $31,500 ($31,500 for same period in 2012) in consulting fees and $1,354 ($1,354 for the same period in 2012) in expense reimbursements.  Included in the Account Payable accounts is $237,460 representing outstanding fees and reimbursements.

A company controlled by management (the owner being Deborah E. Fortescue-Merrin, the Company’s President) of the Company formerly provided the corporate management services of Deborah Fortescue-Merrin and incurred expense reimbursements.  Included in the Accounts Payable account is $71,914 representing outstanding fees and reimbursements.

A company controlled by management (the owners being Rex E. Fortescue, the father of the Company’s President, and Richard E. Fortescue, the brother the Company’s President) of the Company provides accounting and administrative services to the Company.  During the Period ended September 30, 2013 the Company incurred $21,000 ($21,000 for the same 2012 period) for such accounting and administrative services, and $8,100 ($6,919 for the same period in 2012) in expense reimbursements.  Included in the Account Payable accounts is $212,168 representing outstanding fees and reimbursements.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2013, the Company had a working capital deficit of $8,928,815 (2012: $8,107,440).  The moving of the Preferred Share amount from Equity to the current Liability designation has contributed to this deficit size.  The Company had negative cash flow from operations during the Nine months Year-to-date Quarter period ended September 30, 2013 of $335.  The lack of revenue is now does not  provide the necessary funds for marketing, for continued development of the Company's products, nor to fund payment of the Company's dividend obligations on outstanding preference shares.  Due to the operating losses of the past years, the Company’s continuance as a “going concern” is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation.  It is not possible to predict whether financing efforts will be successful or if the Company will attain profitable levels of operations in its current business activities.  With the only client retiring its airplane last year, there no clients using any of the Company’s products.

CAPITAL FINANCING

There were no capital financings during the period.  All operations and expenses were funded by the cash flow generated by revenues and accounts payable.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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SUMMARY OF QUARTERLY RESULTS

Quarter Ended	Revenue	Net Profit (Loss)	Net Loss Per Share
September 30, 2011 3 months	$1,750	$(186,520)	$(0.0021)
December 31, 2011 3 months	$3,500	$(92,000)	$(0.0011)
March 31, 2012 3 months	$1,750	$(192,900)	$(0.0022)
June 30, 2012 3 months	$ 00	$(170,959)	$(0.0020)
September 30, 2012 3 months	$ 00	$(238,945)	$(0.0027)
December 31, 2012 3 months	$ 00	$(214,528)	$(0.0024)
March 31, 2013 3 months	$ 00	$(198,518)	$(0.0023)
June 30, 2013 3 months	$ 00	$(203,887)	$(0.00233)
September 30, 2013 3 months	$ 00	$(214,187)	$(0.0024)

The invoicing arrangement with the Company’s client is for bi-monthly invoicing for the prior sixty day business periods. The Client provides the details of the Sky Play games’ usage during the prior sixty days.  The Company issues the invoice, submitting it to the client for approval.  With the client’s acceptance, the invoice is deemed issued and the amount is recognized as revenue.  Such bi-monthly invoicing does not allow for a consistent Quarterly flow of revenue.  Hence, there is a consistent difference each Quarter in the recording of Revenue.  However, during the 2012 Period SkyPlay’s only client retired the airplane on which the games were installed.

The September, 2011 Quarterly Revenue results were a decrease of $1750 from the June, 2011 Quarterly Revenue: the difference being the date of the client’s bimonthly invoice.  A contributing factor to the increase in the loss is increase in legal fees incurred by the new corporate legal counsel.

The December, 2011’s Quarterly revenues of $3,500 reflect the coincidence of two invoice periods in the one Quarter.

During this Fourth Quarter old Loans Payable of $109,399 were written off to the Consolidated Statement of loss and Comprehensive Loss for the year ended December 31, 2011.

The March, 2012 three Months’ Quarterly Revenue of $1,750 is from the one Asian client.  The loss increase is a reflection of increased foreign exchange costs, interest costs, and the increase in the Preferred Share Dividend cost.

The June 30, 2012 three Months’ Quarterly Revenue of $nil is directly the result of the one client retiring the airplane on which the Sky Play games were installed.

The September 30, 2012 three Months’ Quarterly Revenue remained at $nil.  The increase in expenses was primarily due to the Research expense was incurred in the research and initial due diligence efforts for a potential new business project.  This effort proved the project not of benefit to the Company.

The December 31, 2012 three Months’ Quarterly Revenue remained at $nil.  At the year-end audit Company wrote off loans receivable balances in the amount of $9,878 (2011: $nil).

The March, 2013 three Months’ Quarterly Revenue of $0 reflect there are now no clients for SkyGames or Sky Play.

The June, 2013 three Months’ Quarterly Revenue of $0 reflect there are now no clients for SkyGames or Sky Play.

The September 30, 2013 three Months’ Quarterly Revenue remained at $nil.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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CHANGES IN ACCOUNTING POLICIES

International Financial Reporting Standards (“IFRS”)

At the date of these consolidated financial statements, the IASB and IFRIC have issued the following new and revised standards, amendments and interpretations which were not yet effective during the year ended 31 December 2011.

• IFRS 9 ‘Financial Instruments: Classification and Measurement’

•         IFRS 10 ‘Consolidated Financial Statements’ is a new standard effective for annual periods beginning on or after 1 January 2013 that replaces consolidation requirements in IAS 27 (as amended in 2008) and SIC-12. The IASB issued a number of new and revised IASs, IFRSs, amendments and related IFRICs which are effective for the Company’s financial year beginning on 1 January 2011.  For the purpose of preparing and presenting the consolidated financial statements, the Company has consistently adopted all these new standards for the years ended 31 December 2011 and 2010.

• IFRS 13 ‘Fair Value Measurement’ is a new standard effective for annual periods beginning on or after 1 January 2013 that replaces fair value measurement guidance in other IFRSs.

•         IAS 1 (Amendment) ‘Presentation of Financial Statements’ is effective for annual periods beginning on or after 1 July 2012 and includes amendments regarding Presentation of Items of Other Comprehensive Income.

•         IAS 27 (Amendment) ‘Separate Financial Statements’ is effective for annual periods beginning on or after 1 January 2013 that prescribes the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements.

The Company has not early adopted these standards, amendments and interpretations and anticipates that the application of these standards, amendments and interpretations will not have a material impact on the financial position and financial performance of the Company.

These consolidated interim financial statements are presented in the Dollar currency of the United States of America.

These consolidated interim financial statements were authorized for issue by the Board of Directors on November 15, 2013.

FINANCIAL INSTRUMENTS

To date, with the exception of Accounts Receivable, Payables and Notes Payable, the Company did not make use of any financial or other instrument for any other purpose.  Therefore, the Company is not exposed to the risks associated with such instruments. With the exception of the Balance Sheet classifications of Accounts Receivable, Payables and Notes Payable, there is no financial statement classification that includes such instruments. With the exception of Interest expenses, there is no income, expense, gain or loss associated with such instruments recorded anywhere in the Company’s financial records nor included in the Company’s financial statements.

The Company has not engaged, nor does it engage, in any off-balance sheet arrangements such as: obligations under guarantee contracts, a retained or contingent interest in assets transferred to an unconsolidated entity, any obligation under derivative instruments or any obligation under a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the Company or that engages in leasing, hedging or research and development services with the Company.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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OUTSTANDING SHARE DATA

For nine month Interim Period ended September 30, 2012, the Company did not issue any securities.

 a)        COMMON SHARES

	COMMON SHARES	VALUE $
Balance, December 31, 2012	87,467,288	874,673

Issuance during the period	0	0
Balance, September 30, 2013	87,467,288	874,673

Issuance during the period	0	0
Balance, November 15, 2013	87,467,288	874,673

b)

OPTIONS

By agreements dated April 6, 2007, the Company granted 6,950,000 stock options to directors, officers and consultants of the Company entitling the holders thereof the right to purchase one common share of the Company for each option held at $0.25 per share.  The stock options vested on the grant date of April 6, 2007 and expired on April 6, 2012.  There are no subsequent stock option agreements.

BOARD OF DIRECTORS

As of September 30, 2013, as at the date of this Document and the date of the amendment, the following are the Members of the Board of Directors:

Deborah Fortescue-Merrin Anthony Clements Kendrick P. Lanyi-Grunfeldt

THE OFFICERS

As of September 30, 2012, as at the date of this Document, and the date of the amendment the following are the Company Officers:

Deborah Fortescue-Merrin Kendrick P. Lanyi-Grunfeldt	- President - Secretary

SUBSEQUENT EVENTS

Subsequent to September 30, 2013 and the date of this document there no material events.

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Creator Capital Limited September 30, 2013 Interim Financials MD&A

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